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                                                                     EXHIBIT 4.6



                  AMENDED AND RESTATED STOCK PLEDGE AGREEMENT



                 THIS AMENDED AND RESTATED STOCK PLEDGE AGREEMENT (this "Agreement"), is made and entered into as of April 29, 1996, by and between Wachovia Bank of Georgia, N.A., a national banking association, as agent for the Banks parties to the "Credit Agreement" (as hereinafter defined)(the "Agent"), and Avondale Incorporated, a Georgia corporation ("Pledgor");

                             W I T N E S S E T H:

         WHEREAS, the Pledgor executed and delivered a Stock Pledge Agreement dated as of March 29, 1994 (the "Original Pledge Agreement" pursuant to a Credit Agreement of even date therewith by and among the Borrower, the Agent and the Banks party thereto (the "Original Credit Agreement"); and

         WHEREAS, pursuant to that certain Amended and Restated Credit Agreement, dated as of even date herewith, among Borrower, the Agent, The First National Bank of Chicago, as Documentation Agent, and the Banks parties thereto (as amended or modified from time to time, the "Credit Agreement"), the Original Credit Agreement has been amended and restated, and the Banks have made or will make loans to the Borrower; and

         WHEREAS, the obligations of the Banks to extend financial accommodations under the Credit Agreement is conditioned on, among other things, the execution and delivery by Pledgor of the Parent Guaranty (as defined in the Credit Agreement) and this Agreement in order to secure said indebtedness and to induce the Banks and the Agent to execute and enter into the Credit Agreement, the Borrower has agreed to execute and deliver this Agreement, granting a security interest in, and lien upon, the Pledged Stock to the Agent for the benefit of the Banks, and continuing in effect the security interest in, and lien upon, the Pledged Stock granted to the Agent pursuant to the Original Pledge Agreement; and

         WHEREAS, pursuant to the Parent Guaranty, Pledgor has guaranteed payment of all of the Obligations; and

         WHEREAS, to induce the Banks to extend or to continue to extend financial accommodations to the Borrower, Pledgor has agreed to enter into this Agreement; and


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         WHEREAS, Pledgor is the sole owner of 100% of the Capital Stock of the
Borrower and will be benefitted by such financial accommodations by the Banks to the Borrower;

         WHEREAS, it is the intent of the parties that this Agreement amend, restate and supersede the Original Pledge Agreement, and continue in effect the security interests and liens granted thereto without lapse or loss of perfection;

         NOW, THEREFORE, for the sum of $10 in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Banks to extend financial accommodations from time to time to the Borrower, Pledgor and the Agent hereby agree as follows:

         1. Defined Terms. Capitalized terms contained herein but not defined herein shall have the meanings given them in the Credit Agreement.

         2. Pledge of Collateral. Pledgor does hereby pledge, hypothecate, assign, transfer, set over, deliver and grant a security interest in and to the Agent in all that Capital Stock of Avondale Mills, Inc. set forth and described on Exhibit "A" attached hereto and by reference made part hereof (which stock is simultaneously herewith being delivered to the Agent, accompanied by blank stock powers signed by Pledgor), together with any and all other securities, cash or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of such pledged stock, and together with the proceeds thereof (hereinafter said property being collectively referred to as the "Collateral"), all as security for the payment of all of the Obligations in existence from time to time.

         3. Holding of Collateral and Rights. Pledgor acknowledges and agrees that the Agent shall hold the Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto forever, subject, however, to the provisions of Sections 8 and 14 hereof and to the return of the Collateral (or such portion thereof as may be existing from time to time hereafter after giving effect to the terms hereof) by the Agent to Pledgor pursuant to Section 4 hereof or upon the final and indefeasible payment in full of all the Obligations and termination in writing of any and all credit commitments with respect thereto.

         4.       Intentionally Omitted.

         5. Representations and Warranties; Certain Covenants. The Parent incorporates herein by reference as fully as if set forth


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herein all of the representations and warranties of the Parent contained in
Article IV of the Credit Agreement (which representations and warranties shall be deemed to have been renewed by Pledgor upon each Borrowing under the Credit Agreement to the same extent and with the same effect as provided therein with respect to the renewal thereof by the Borrower) and all covenants of Pledgor contained in Article V of the Credit Agreement. In addition, Pledgor hereby represents and warrants (which representations and warranties likewise shall be deemed to have been renewed by Pledgor upon each Borrowing under the Credit Agreement) that: (i) Pledgor has the complete and unconditional authority to pledge the Collateral; (ii) Pledgor holds the Collateral free and clear of any and all liens, charges, encumbrances and security interests thereon (other than in favor of the Agent) and has good right, title and legal authority to pledge the Collateral in the manner contemplated herein; (iii) all stock now owned or hereafter owned by Pledgor and constituting or which will constitute Collateral hereunder is, or will be on date of pledge thereof, validly issued, fully paid and non-assessable; and (iv) no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (1) for the pledge by Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (2) for the exercise by Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (except as may be required in connection with the exercise of such rights or remedies by laws affecting the voting, offering and sale of securities generally).

         6.       Delivery of Additional Securities; Further Assurances.
Pledgor further covenants with the Agent that Pledgor will cause any additional securities or other property issued to or received by Pledgor with respect to any of the Collateral (except as provided in Section 8 below), whether for value paid by Pledgor or otherwise, and including stock dividends, to be deposited forthwith with the Agent and be pledged hereunder, in each case accompanied by blank stock powers or other proper instruments of assignment duly executed by Pledgor in such form as may be reasonably required by the Agent. Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request, in other to perfect and protect the security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral.

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         7.       Name in Which Collateral Held.  Pledgor further acknowledges and agrees that the Agent may hold any of the Collateral in its own name, endorsed or assigned in blank or in the name of any nominee or nominees, and that the Agent may deliver any or all of the Collateral to the issuer or issuers thereof for the purpose of making denominational exchanges or registrations of transfer or for such other purposes in furtherance of this Agreement as the Agent may deem advisable.

         8. Voting Rights; Dividends, Etc. (a) So long as no Event of Default shall have occurred and be continuing and the Agent has not, subject to the provisions of Section 14 hereof, delivered a notice to Pledgor of the Agent's intention to exercise voting and other consensual rights pursuant to this Section 8:

                          (i)  Pledgor shall be entitled to exercise any and all
voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement, the Parent Guaranty, the Credit Agreement or any other Loan Documents; provided, however, that the Pledgor shall give the Agent at least 5 Domestic Business Days' prior written notice of the manner in which it intends to exercise any right if such action would have a material adverse effect on the value of the Collateral, and following request therefor by the Agent, Pledgor shall not exercise or refrain from exercising any such right; and

                          (ii)  the Agent shall execute and deliver (or cause to
be executed and delivered) to Pledgor all such proxies and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to clause
(i) above.

                          (iii)  Pledgor shall be entitled to receive and retain
any nonliquidating cash dividends, interest or any other distribution of property paid, payable or otherwise distributed in cash in respect of the Collateral.

                 (b) Subject to the provisions of Section 14 hereof, upon the occurrence and during the continuance of an Event of Default, and with respect to clause (i) below, the delivery of a notice to Pledgor of the Agent's intention to exercise voting and other consensual rights pursuant thereto:

                          (i)   All rights of Pledgor to exercise the voting and
other consensual rights which it would otherwise be entitled to exercise pursuant to Section 8(a) shall cease, and all such rights shall thereupon become vested in the Agent who shall



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thereupon have the sole right to exercise such voting and other consensual rights; provided, however, Pledgor shall continue to have the rights to exercise such voting and other consensual rights notwithstanding the occurrence and continuance of an Event of Default until the Agent, subject to the provisions of
Section 14 hereof, delivers a notice to Pledgor of the Agent's intention to exercise such voting and other consensual rights.

                          (ii)  All rights of Pledgor to receive cash dividends,
interest, proceeds or other distributions in cash from the Collateral, which it would otherwise be authorized to receive and retain pursuant to Section 8(a) shall cease and all rights to dividends, interest, proceeds and other distributions shall thereupon be vested in the Agent, who shall thereupon have the sole right to receive and hold as Collateral such interest or other distributions. All dividends, interest, proceeds and other distributions which are received by Pledgor contrary to these provisions shall be received in trust for the benefit of the Agent, shall be segregated from other property or funds of Pledgor and shall be forthwith delivered to the Agent as Collateral in the same form as so received (with any necessary endorsement).

         9. Agent Appointed Attorney-in-Fact. Pledgor hereby irrevocably appoints the Agent as Pledgor's attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Agent's discretion, after the occurrence and during the continuance of an Event of Default, and subject to the provisions of Section 14 hereof, where applicable, to take any action and to execute any instrument which the Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, principal and/or interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, when and to the extent permitted by this Agreement.

         10. The Agent May Perform. If Pledgor fails to perform any agreement contained herein, the Agent may take reasonable action to perform, or cause performance of, such agreement, and the reasonable expenses of the Agent incurred in connection therewith shall be payable by Pledgor under Section 13; provided, that, the Agent shall exercise commercially reasonable efforts to notify Pledgor prior to taking any such action (although the failure to so notify Agent shall not limit the Agent's rights hereunder).

         11. Reasonable Care. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the


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Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords the Agent's own property, it being understood that the Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, unless reasonably requested to do so by Pledgor, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

         12. Events of Default. The following shall constitute "Events of Default" hereunder:

                 (a) Should Pledgor assign, attempt to encumber, subject to further pledge or security interest, sell, transfer or otherwise dispose of any of the Collateral without the prior written consent of the Agent;

                 (b) If an "Event of Default" occurs under any of the Credit Agreement, the other Loan Documents or the Parent Guaranty; or

                 (c) If any representations or warranties made herein by Pledgor shall be untrue in any material respect when made or furnished.

         13. Remedies. If any Event of Default shall have occurred and be continuing:

                 (a) Subject to the provisions of Section 14 hereof, the Agent may exercise (in compliance with all applicable securities laws) in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to them, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of Georgia at that time, and the Agent may also, without notice except as specified below, sell (in compliance with all applicable securities laws) the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, over the counter or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Agent may deem commercially reasonable or otherwise in such manner as necessary to comply with applicable federal and state securities laws. The Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon


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consummation of any such sale the Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers at any such sale and such purchasers shall hold the property sold absolutely, free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Subject to the provisions of Section 14 hereof, the Agent shall give Pledgor at least 10 days' notice of the time and place of any public sale or the time after which any private sale is to be made , which Pledgor agrees shall constitute reasonable notification. At any such sale, the Agent may bid (which bid may be, in whole or in part, in the form of cancellation of Obligations) for and purchase the whole or any part of the Collateral. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. If sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. Pledgor agrees that any sale of the Collateral conducted by the Agent in accordance with the foregoing provisions of this Section 13 shall be deemed to be a commercially reasonable sale under O.C.G.A. Section 11-9-504 of the Georgia Uniform
Commercial Code. As an alternative to exercising the power of sale herein conferred upon them, the Agent may proceed by a suit or suits at law or in equity to foreclose the security interest granted under this Agreement and to sell the Collateral, or any portion thereof, pursuant to a judgment or decree of a court or courts of competent jurisdiction.

                 (b) Any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon or any part of the Collateral following the occurrence of an Event of Default shall be applied by the Agent for the benefit of the Banks in the following manner: first, in discharge of all expenses incurred by the Agent which Pledgor is obligated to reimburse the Agent pursuant to Section 15 hereof; secondly, to all outstanding fees and other expenses owing under the Credit Agreement or the other Loan Documents in such order as the Required Banks shall elect; thirdly, to accrued and unpaid interest on the Obligations in such order as the Required Banks may elect; and lastly, to the


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principal balances of any such Obligations then outstanding in such order as the
Required Banks may elect.

                 (c) Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

         14. Standstill as to Certain Remedies. Notwithstanding any other provision in this Agreement to the contrary, the right of the Agent with respect to voting and other consensual rights pursuant to Section 8(b) hereof and with respect to sale of the Collateral pursuant to Section 13(a) hereof shall not vest and may not be exercised for a period of 90 days after whichever of the following is applicable (the "Standstill Period"):

         (i) with respect to an Event of Default under Section 6.01(b) of the Credit Agreement arising out of a breach of any of Sections 5.03 through 5.06, inclusive, of the Credit Agreement, the earlier to occur of (x) written notice thereof has been given to the Pledgor by the Agent, or (y) an officer of the Pledgor otherwise becomes aware of any such breach, or (z) the date which is 30 days after the end of the Fiscal Quarter in which such breach occurs;

         (ii) with respect to any Event of Default under Section 6.01(m) of the Credit Agreement, written notice thereof has been given to the Pledgor by the Agent; and

         (iii) with respect to any other Event of Default, the date of occurrence of such Event of Default,

in each case, unless a "Standstill Termination Event" occurs during the Standstill Period, in which case such rights may be exercised by the Agent immediately or at any time thereafter, so long as such Event of Default continues. The term "Standstill Termination Event" means the occurrence of any of the following events:

         (a) An Event of Default under Section 5.02(ii) of the Credit Agreement;

         (b) The Consolidated Cash Flow of the Pledgor and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, calculated for the fiscal month of the Pledgor just ended and the immediately preceding 11 fiscal months of the Pledgor, is less than $55,000,000;

         (c) The Fixed Charge Coverage Ratio, calculated at the end of each fiscal month of the Pledgor, is greater than 1.25 to 1.0;


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         (d) The Borrower or the Pledgor shall create any Lien securing Debt in excess of $1,000,000 on any of the Collateral or any Plant which is not permitted by Section 5.11 of the Credit Agreement;

         (e) An Event of Default under Section 5.14 of the Credit Agreement, but if such Event of Default relates to a sale of assets, only if the amount thereof exceeds the amount permitted by Section 5.14 by $2,000,000;

         (f) The Borrower or the Pledgor shall incur any Debt of the types described in clauses (i) or (ii) of the definition of Debt in the Credit Agreement, or Debt of others of such type Guaranteed by the Borrower or the Pledgor, in excess of $4,000,000, which is not permitted by Section 5.23 of the Credit Agreement, or the Receivables Subsidiary shall incur any Debt or other liabilities other than in connection with the Receivables Securitization Program;

         (g) The Pledgor or any Subsidiary which is not a Wholly-Owned Subsidiary shall make any Restricted Payments in any Fiscal Year in an amount in excess of $2,000,000 over the maximum amount permitted by Section 5.07 of the Credit Agreement;

         (h) An Event of Default occurs under Section 5.26 of the Credit Agreement;

         (i) The Borrower shall fail to pay within 5 days of the date when due (other than by reason of acceleration of maturity pursuant to Section 6.01 of the Credit Agreement) any principal of any Loan, or shall fail to pay any interest on any Loan within 10 Domestic Business Days after such interest shall become due, or, if the Event of Default which commences the Standstill Period arose from a failure to pay principal (other than by reason of acceleration of maturity pursuant to Section 6.01 of the Credit Agreement) of or interest on the Loans, such failure continues after the date such Event of Default occurred for 5 days, with respect to a principal payment failure, or 5 Domestic Business Days, with respect to an interest payment failure;

         (j) An Event of Default occurs under any of Sections 6.01(g), (h) or
(l) of the Credit Agreement; or

         (k) The Pledgor fails to comply with the provisions of the last sentence of this Section 14.

So long as the Event of Default which commenced the Standstill Period continues, the Pledgor will furnish to the Agent, as soon as available and in any event, within 21 days after the end of each fiscal month of the Pledgor, commencing with the fiscal



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month in which such Event of Default occurs, the financial statements required to be furnished by Section 5.01(b) of the Credit Agreement, but on a monthly basis, for each fiscal month of the Parent and the portion of the Fiscal Year ended at the end of such fiscal month, together with a statement of the chief financial officer or the chief accounting officer of the Pledgor, setting forth in reasonable detail the calculations required to establish whether a Standstill Termination Event has occurred under paragraph (b) or (c) above.

         15. Expenses. Pledgor will, upon demand, pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel, actually incurred, and of any experts and agents, and including any taxes or fees incurred on account of the execution, issuance, delivery or recording of this Agreement or other documents executed in connection herewith which the Agent may incur in connection with (i) the sale of, collection from, or other realization upon, any of the Collateral, or (ii) the exercise or enforcement of any of the rights of the Agent hereunder, or
(iii) the failure by Pledgor to perform or observe any of the provisions hereof.

         16. Security Interest Absolute. All rights of the Agent hereunder, the security interest granted to the Agent hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of any of the following, and Pledgor expressly consents to the occurrence of any of such events and waives, in its capacity as Pledgor, to the extent permitted by law, any defense arising therefrom:

                          (i)   any lack of validity or enforceability of any of
the Loan Documents or any other agreement or instrument relating thereto;

                         (ii)   any change in the time, manner or place of
payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any of the Loan Documents;

                        (iii) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any of the Loan Documents, including, without limitation, the Security Agreement and any Operative Mortgages or any other guaranty for all or any of the Obligations; or

                         (iv)   any other circumstance which might otherwise
constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations or in respect of this Agreement.


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         17.      Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         18. No Waiver; Cumulative Remedies. No failure on the part of the Agent to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

         19. Severability. If any provision of this Agreement or the application thereof to any party hereto or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other party thereto or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         20. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages or at such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 3 Domestic Business Days after such communication is deposited in the mail, with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 20.

         21. Time is of the Essence. Time is of the essence in this Agreement.

         22. Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.


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

         23. The Agent Not Joint Venturer. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making the Agent a partner or joint venturer with Pledgor or as creating any similar relationship or entity, and Pledgor agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the Agent and Pledgor.

         24. Jurisdiction. Pledgor agrees that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Georgia or the United States of America for the Northern District of Georgia, Atlanta Division, all as the Agent may elect. By execution of this Agreement, Pledgor hereby submits to each such jurisdiction, hereby expressly waiving whatever rights may correspond to it by reason of its present or future domicile. Nothing herein shall affect the right of the Agent to commence legal proceedings or otherwise proceed against Pledgor in any other jurisdiction or to serve process in any manner permitted or required by law.

         25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         26. Counterparts. This Agreement may be executed in two or more counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.


                         [Signatures on Following Page]





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         IN WITNESS WHEREOF, Pledgor has caused this Agreement to be duly executed under seal as of the date first above written.

                                  "PLEDGOR"

                                  AVONDALE INCORPORATED          (SEAL)


                                  By:
                                     ------------------------------
                                     Title:

                                       Avondale Incorporated
                                       506 South Broad Street
                                       Monroe, Georgia 30655
                                       Attention:  Chairman and
                                                   Chief Executive Officer
                                       Telecopier number: 770-267-2543
                                       Telephone number:  770-267-2226

ACCEPTED AND AGREED:

WACHOVIA BANK OF GEORGIA, N.A.,
in its capacity as Agent


By:
   ----------------------------
   Title:
Wachovia Bank of Georgia, N.A.
191 Peachtree Street, N.E.
Atlanta, Georgia 30303-1757
Attention:  Commercial Group
Telecopier number:  404-332-6220
Telephone number:  404-332-6094



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                       Exhibit A to Amended and Restated
                             Stock Pledge Agreement

DESCRIPTION OF THE CAPITAL STOCK OF AVONDALE MILLS, INC.


1,000 Shares, $1.00 Par Value Common Stock Evidenced by
Certificate No. 1













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